UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): July 11, 2011

CYTORI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3020 Callan Road, San Diego, California 92121

(Address of principal executive offices)

(858) 458-0900

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On July 11, 2011, Cytori Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a common stock purchase agreement (the “Agreement”) with Seaside 88, LP (“Seaside”) relating to the offering (the “Offering”) and sale of a total of up to 6,326,262 shares of its common stock. The Agreement requires us to issue and Seaside to buy 1,326,262 shares of our common stock at an initial closing and 250,000 shares of our common stock once every two weeks, commencing 30 days after the initial closing, for up to an additional 20 closings, subject to the satisfaction of customary closing conditions. At an initial closing, the offering price is $4.52, which is equal to 88% of our common stock’s volume-weighted average trading prices, or VWAP, during the ten-day trading period immediately prior to the initial closing date. At subsequent closings, the offering price will equal 90.25% of our common stock’s volume-weighted average trading prices during the ten-day trading period immediately prior to each subsequent closing date.

In addition, the Company may elect to cancel up to four subsequent closings during the term of the Agreement in the event a material development or potential material development involving the Company occurs which the Company would be obligated to disclose in the prospectus supplement and which disclosure, in the good faith judgment of the Company’s chief executive officer or Board of Directors, would be premature or otherwise inadvisable. In such case, the shares of common stock that would have been purchased at the subsequent closing will instead be added to, and purchased together with, the shares of common stock purchased at the next subsequent closing that does occur. In no event will Seaside be able to purchase or the Company be able to sell more than 500,000 shares at any one closing, and in the event two or more consecutive subsequent closings are cancelled, then the aggregate number of shares purchased and sold pursuant to the Agreement will be reduced accordingly. Under the Agreement, Seaside will not be able to purchase and the Company will not be able to sell an amount of shares that would cause Seaside’s beneficial ownership of the Company’s common stock to exceed 9.9% of our outstanding common stock immediately after each subsequent closing.

We have the option, exercisable by us in our sole discretion, to terminate the Agreement and opt out of all subsequent closings at any time without penalty. Seaside has the option to terminate the Agreement if, during the term of the Agreement, we consummate a reverse stock split or a financing to which Seaside is not offered an opportunity to participate. The Agreement contains customary representations and warranties and covenants for each party, which must be true and have been performed at each closing. Seaside has agreed not to engage in short sales of our common stock during the term of the Agreement.

We have agreed to indemnify and hold harmless Seaside against certain liabilities in connection with the sale of our common stock under the Agreement.

We will pay Seaside $25,000 in non-accountable expenses for the first closing and $2,500 for each subsequent closing that occurs thereafter.

The Company expects the initial closing to occur on or about July 12, 2011, subject to the satisfaction of customary closing conditions, and expects to raise approximately $5.8 million at the initial closing, net of the estimated offering expenses, from the sale of the shares of common stock at the initial closing.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-172787), which was declared effective by the Securities and Exchange Commission on May 9, 2011. The Company, pursuant to Rule 424(b) under the Securities Act of 1933, will file with the Securities and Exchange Commission a prospectus supplement relating to the Offering. The legal opinion, including the related consent, of DLA Piper LLP (US) is filed as Exhibit 5.1 to this Current Report.

The foregoing is only a brief description of the material terms of the Common Stock Purchase Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder. The foregoing description is qualified in its entirety by reference to the form of Common Stock Purchase Agreement, which is filed as Exhibit 10.78 to this Current Report and incorporated herein by reference. This Current Report contains forward-looking statements that involve risk and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of net proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including its annual report on Form 10-K for the year ended December 31, 2010.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

5.1	Opinion of DLA Piper LLP (US)

10.78	Form of Common Stock Purchase Agreement by and between Cytori Therapeutics, Inc. and Seaside 88, LP, dated as of July 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2011

CYTORI THERAPEUTICS, INC.

By:	/s/ Mark E. Saad
Mark E. Saad
Chief Financial Officer

Exhibit No.	Description

5.1	Opinion of DLA Piper LLP (US)

10.78	Form of Common Stock Purchase Agreement by and between Cytori Therapeutics, Inc. and Seaside 88, LP, dated as of July 11, 2011